Exhibit 5
W I L L I A M S ♦ S C H I F I N O
WILLIAMS SCHIFINO MANGIONE & STEADY P.A.
attorneys at law
December 19, 2006
Board of Directors
Tutogen Medical, Inc.
13709 Progress Boulevard
Alachua, Florida 32615
     Re: Form S-8 Registration
Gentlemen:
     We are acting as counsel for Tutogen Medical, Inc., a Florida corporation (the “Company”), in connection with the proposed offer by the Company of up to 1,000,000 shares of the Company’s Common Stock (the “Shares”) pursuant to the Company’s 2006 Incentive and Non-statutory Stock Option Plan (the “Plan”). Such shares are covered by the Company’s Registration Statement on Form S-8 being filed with the Securities and Exchange Commission. We are rendering this opinion as of the date hereof.
     We have examined, among other things, the Certificate of Incorporation and By-Laws, as amended, of the Company, the records of corporate proceedings of the Company which have occurred prior to the date hereof with respect to such offering, the Registration Statement, the Plan and such other documents and representations as we deemed necessary in order to render the opinion expressed herein.
     Based upon the foregoing, it is our opinion that the Shares have been legally authorized for issuance and, upon the issuance and delivery thereof in accordance with the provisions of the Plan will be legally issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,

Williams Schifino Mangione & Steady, P.A.

By:	/s/ William J. Schifino William J. Schifino, Sr., Esq.
WJS/mc